Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-218608, 333-219195 and 333-236543), Form S-4 (No. 333-251659), and Form S-8 (Nos. 333-172563, 333-194881, and 333-220813) of Palisade Bio, Inc. (formerly Seneca Biopharma, Inc.) of our report dated July 13, 2021, related to the financial statements of Leading Biosciences, Inc. (the “Company”), which appears in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Diego, California

July 13, 2021